UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2021 (October 1, 2021)

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	I.R.S. Employer Identification No.

1-5324	EVERSOURCE ENERGY (a Massachusetts voluntary association) 300 Cadwell Drive Springfield, Massachusetts 01104 Telephone: (800) 286-5000	04-2147929

0-00404	THE CONNECTICUT LIGHT AND POWER COMPANY (a Connecticut corporation) 107 Selden Street Berlin, Connecticut 06037-1616 Telephone: (800) 286-5000	06-0303850

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Eversource Energy	Common Shares, $5.00 par value per share	ES	New York Stock Exchange
The Connecticut Light and Power Company	None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company
Eversource Energy	☐
The Connecticut Light and Power Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Eversource Energy	☐
The Connecticut Light and Power Company	☐

Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.

On October 1, 2021, The Connecticut Light and Power Company (“CL&P”), a subsidiary of Eversource Energy, announced that it had entered into a comprehensive settlement agreement with the Connecticut Department of Energy and Environmental Protection (“DEEP”), Office of Consumer Counsel (“OCC”), Office of the Attorney General (“AG”) and the Connecticut Industrial Energy Consumers (collectively, the “settling parties”), resolving certain issues that arose in pending regulatory proceedings initiated by the Connecticut Public Utilities Regulatory Authority (“PURA”). The settlement agreement requires PURA’s approval by November 1, 2021 to become effective.

The material financial terms of the settlement agreement are as follows:

In the settlement agreement, CL&P agreed to provide a total of $65 million of customer bill credits to be distributed over two months from December 1, 2021 to January 31, 2022. CL&P expects to recognize a $65 million pre-tax charge to earnings in the third quarter of 2021 associated with this provision of the settlement agreement.

CL&P also agreed to irrevocably set aside $10 million to fund various customer assistance initiatives as directed by the DEEP, OCC and AG as of the date of approval of the settlement agreement for disbursement prior to December 31, 2021. CL&P expects to recognize a $10 million pre-tax charge to earnings in the third quarter of 2021 associated with this provision of the settlement agreement.

CL&P is currently crediting customers a total of $28.4 million associated with the payment of a performance penalty for Storm Isaias. As of March 31, 2021, CL&P had recorded this liability on its balance sheet and a corresponding charge to earnings.

In exchange for this $75 million of customer rate relief and customer assistance, PURA’s interim rate reduction docket will be resolved without findings. As a result of the settlement agreement, neither the 90 basis point reduction to CL&P’s return on equity imposed by PURA’s storm-related decision issued April 28, 2021, nor the 45 basis point reduction to CL&P’s return on equity imposed by PURA’s draft decision issued September 14, 2021, will be implemented.

CL&P has also agreed that its current base distribution rates shall be frozen, subject to the customer bill credits described above, until no earlier than January 1, 2024. The rate freeze applies only to base distribution rates and not to other rate mechanisms such as the retail rate components, rate reconciling mechanisms, formula rates and any other adjustment mechanisms. The rate freeze also does not apply to any cost recovery mechanism outside of the base distribution rates with regard to grid-modernization initiatives or any other proceedings, either currently pending or that may be initiated during the rate freeze period, that may place additional obligations on CL&P.

As part of the settlement agreement, CL&P agreed to withdraw with prejudice its pending appeals of PURA decisions related to Storm Isaias. The settlement agreement assures that CL&P will have the opportunity to petition for and demonstrate the prudence of the storm costs incurred to respond to customer outages associated with Storm Isaias in a future ratemaking proceeding.

This summary does not represent all of the terms of the settlement agreement. The settlement agreement contains additional terms and conditions, related to governance, reporting, hiring and area work center expansion in Connecticut. A copy of the complete settlement agreement is available at the following link:

http://www.dpuc.state.ct.us/2nddockcurr.nsf/8e6fc37a54110e3e852576190052b64d/e5a95922b7888e6d8525876100747d29/$FILE/Joint%20Motion%20to%20Approve%20Settlement%20%20Cover%20Letter%2010.01.2021%20final.pdf

The cumulative first and expected third quarter pre-tax non-recurring charges associated with the settlement and Storm Isaias penalty totals $103.4 million at both CL&P and Eversource Energy. This will result in an expected total after-tax charge to earnings of $83.8 million, or $0.24 per share, for 2021 for Eversource Energy, $0.07 per share of which was previously recorded in the first quarter of 2021.

The information contained in this Item 7.01 shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by Eversource Energy or any subsidiary thereof under the Securities Act of 1933, as amended, unless specified otherwise.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

EVERSOURCE ENERGY
THE CONNECTICUT LIGHT AND POWER COMPANY
(Registrants)

October 4, 2021	By:	/s/ Jay S. Buth
Jay S. Buth
Vice President, Controller and Chief Accounting Officer